UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CME GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 25, 2012, representatives of CME Group Inc. (the “Company”) met with representatives of ISS Proxy Advisory Services to discuss the Company’s 2012 annual meeting and related proposals. A copy of the materials from such meeting are attached hereto.

Presentation to ISS: CME Group 2012 Annual Meeting April 25, 2012

2 © 2012 CME Group. All rights reserved • Enhancements to our Compensation Program • Enhancements to our Corporate Governance Practices • Related Party Transactions Agenda

Enhancements to our Compensation Program

© 2012 CME Group. All rights reserved
Since our last annual meeting, we have implemented the following improvements to our compensation program:
• Performance shares added to our 2011 annual equity grants
• In 2012, we have increased the performance period for such shares from one to three years, linking the awards to long-term performance
• For 2012, we have added a new long-term performance measure tied to three-year growth in our cash earnings on a per share basis
• For 2012, we have increased from 25% to 50% the amount of the annual equity award delivered in performance shares

We Have Enhanced Alignment
of Pay with Performance
Tied to our achievement of 2012 cash earnings and annual total shareholder return relative to the S&P 500
Cash earnings is the measure we use to evaluate the overall performance of the
Company and to determine dividend payouts
–
–

CEO Pay-for-Performance Alignment

Aggregate Cash Earnings
$1,600
$800
$400
$200
$100
(in millions)
Indexed TSR
150
100
50
0
$59
$11
$10
$7
$20
$3
$15
$10
$10
$4
2007
2008
2009
2010
2011
Total Actual Pay
Total Unrealized Pay
Aggregate Cash Earnings
Indexed TSR

CME Group

© 2012 CME Group. All rights reserved 5
Our CEO’s realized and potential compensation has been aligned with our performance, measured by total shareholder return year-over-year on an indexed basis, and we have achieved consistent growth in our cash earnings.
See pages 40 and 41 of the proxy
statement for more detail

© 2012 CME Group. All rights reserved 6
The following table shows the increase in the portion of compensation tied to cash earnings achievement and total relative shareholder return for our named executive officers.  We believe the composition of this performance-based pay will increase to approximately 50% in 2012 based on the increase in the awards from 25% to 50% of the annual grant.
26%
39%
74%
61%
0%
20%
40%
60%
80%
100%
2010 2011
Percent of NEOs Target Compensation Tied to Cash
Earnings Achievement and Total Shareholder
Return Relative to the S&P 500

Named Executive Officer	Annual Incentive Plan Target as % of Base Earnings	Annual Incentive Plan Target	Annual Incentive Plan Maximum as % of Base Earnings	Annual Incentive Plan Maximum	2011 Annual Bonus as % of Base Earnings	2010 Annual Bonus	2011 Annual Bonus	Percentage Change
Craig S. Donohue	150%	$1,500,000	300%	$3,000,000	156.82%	$2,295,737	$1,568,179	(32)%
James E. Parisi	100%	497,116	200%	994,231	104.55%	628,555	519,711	(17)
Terrence A. Duffy	100%	1,000,000	200%	2,000,000	104.55%	1,985,892	1,045,453	(47)
Phupinder S. Gill	100%	800,000	200%	1,600,000	104.55%	1,647,188	836,362	(49)
Bryan T. Durkin	100%	575,000	200%	1,150,000	109.30%	1,431,010	628,475	(56)

CME Group

© 2012 CME Group. All rights reserved 7
Our short-term incentive program is performance based and is tied to our achievement of cash earnings:
•
2010 - Cash earnings achievement was 110% of target
•
2011 - Target increased 11% vs. prior year actual cash earnings
Cash earnings achievement was 101% of target
Bonuses for all of our named executive officers decreased
from 2010
–
–

© 2012 CME Group. All rights reserved
•
We believe the ISS peer group should include other financial exchanges —
such as The NASDAQ OMX Group, Inc. and NYSE
Euronext, who are similarly sized in terms of revenue

Analysis of Pay Relative
to Peers
Ticker Revenues Assets
CME $3.3B $40.8B
NDAQ $3.4B $14.1B
NYX $4.6B $13.1B
–
–
–
Revenues better reflect the size of financial exchanges where the objective is to collect clearing and transaction fees which are booked as revenues – not assets
Almost 25% of our assets consist of performance bonds and guaranty fund contributions in the form of cash that are held as part of our clearing guarantee; our financial statements include an equal and offsetting liability for the same amount of these assets
Approximately 40% of our assets relates to the intangible value of our trading products, recorded as a result of our various mergers

Enhancements to our Corporate Governance Practices

© 2012 CME Group. All rights reserved 10
We Enhanced our
Corporate Governance
Practices
In response to shareholder concerns, we have instituted the
following improvements in our corporate governance:
• We did not renew our shareholder rights plan and it expired in accordance with its terms
• Seeking shareholder approval at the 2012 Annual Meeting to declassify our Board and move to annual elections as of the 2014 Annual Meeting
• We are continuously evaluating ways to reduce the size of our Board while ensuring that we maintain the appropriate expertise, industry knowledge and skills to effectively oversee our complex, highly regulated business and it will be reduced by two as of the 2012 Annual Meeting

© 2012 CME Group. All rights reserved
CME Group received a shareholder proposal from Norges Bank, the central bank for the Government of Norway, for a binding bylaw amendment providing for proxy access:
•
•
•

Proxy Access Proposal
Ownership Threshold:
1%
or more of our outstanding common stock
beneficially owned by a shareholder or group of shareholders
Holding Period: Continuously for
1 year
prior to the submission of the
nomination with an intention to hold through the meeting date
Maximum Proportion of Directors Subject to Nomination:
25%

© 2012 CME Group. All rights reserved
We believe that ISS should recommend AGAINST the proxy access proposal at CME Group for the following reasons:
• A 1% holder at CME Group is the owner of an investment of less than
$200 million
• Proxy access combined with our existing Class B shareholder director election rights would result in
40%
of our Board being subject to
nomination outside of our independent Board Nominating Committee
–
As we move to decrease the size of our Board, this percentage would increase
–
This could result in significant turnover in our Board which other recipients of the proposal are not subjected to
•
We are governed by the CFTC which has additional director
composition requirements we are required to satisfy that do not apply to other public companies
–
CFTC proposed rules include a mandate that at least 35% of our Board be comprised of
“public” directors as defined by the CFTC

Proxy Access Proposal

© 2012 CME Group. All rights reserved
We believe that ISS should recommend FOR the election of Dennis H.
Chookaszian:
• In its 2011 advisory report, ISS noted that Dennis Chookaszian serves as a non-
independent member of the Audit Committee
–
Classification based on Mr. Chookaszian’s son being employed by a consultant CME Group has engaged
• CME Group relationship with the consulting firm pre-dated Mr. Chookaszian’s service on our Board and his son’s affiliation with the firm
• After an extensive sourcing process, we independently determined such consulting firm had the best understanding of our unique business
• As confirmed by Internal Audit, the fees charged are reasonable and available to other companies
• Disclosure of a related party transaction in accordance with SEC regulations should not be a substitute for assessing independence
• Mr. Chookaszian has extensive experience benefiting the CME Group Board and its
Audit Committee

Related Party
Transactions

© 2012 CME Group. All rights reserved
In summary, we believe that ISS should recommend that its clients:
Questions regarding CME Group’s annual meeting and the related proposals may be directed to meg.wright@cmegroup.com

Conclusion
Vote FOR the advisory approval of the compensation of our named executive officers
Vote AGAINST the binding shareholder proposal for proxy access
Vote FOR the election of Dennis H. Chookaszian